Filed Pursuant to Rule 433
Registration No. 333-158385
February 2, 2011
FREE WRITING PROSPECTUS
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009, and
Product Supplement dated April 9, 2009)

HSBC USA Inc.
Gold Participation Notes

}	This free writing prospectus (“FWP”) relates to:

- Gold Participation Notes

}	1-year maturity

}	Contingent principal protection, subject to the credit risk of HSBC USA Inc.

The Gold Participation Notes (each a “security” and collectively the “securities") offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The securities will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement, product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.  We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities.  HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors.  We may use this free writing prospectus in the initial sale of securities.  In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page PS-4 of the accompanying product supplement and page S-3 of the accompanying prospectus supplement.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per security	$1,000
Total

1HSBC Securities (USA) Inc. or one of our affiliates may pay varying discounts and commissions of up to 1.00% per $1,000 Principal Amount of securities in connection with the distribution of the securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

HSBC USA Inc.

Gold Participation Notes

Indicative Terms*

Principal Amount	$1,000 per security
Reference Asset	Gold, represented by the price of one troy ounce of gold.
Maximum Cap	14.00% to 17.00% (to be determined on the Pricing Date).
Term	1 year
Trigger Value	-10%
Payment at Maturity per security
If the Reference Return is greater than zero, you will receive the lesser of:
a) $1,000 + ($1,000 × Reference Return)
b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than the Trigger Value:
$1,000 (zero return).

If the Reference Return is equal to or less than the Trigger Value:
$1,000 + ($1,000 × Reference Return).
For example, if the Reference Return is -10%, you will suffer a 10% loss and receive 90% of the Principal Amount. If the Reference Return is equal to or less than the Trigger Value, you may lose up to 100% of your investment.

Reference Return	Final Price –Initial Price Initial Price
Initial Price	See page FWP-4
Final Price	See page FWP-4
Trade Date	, 2011
Pricing Date	, 2011
Settlement Date	, 2011
Final Valuation Date†	, 2012
Maturity Date†	, 2012
CUSIP	4042K1DM2

* As more fully described on page FWP-4.
†Subject to adjustment or acceleration as described under“Supplemental Information Relating to the Terms of the Securities” below.

The Securities

For investors who seek exposure to the Reference Asset and who believe the Reference Asset will appreciate over the term of the securities, the securities provide an opportunity to participate in any appreciation of the Reference Asset (subject to a Maximum Cap). If the Reference Return is equal to or less than the Trigger Value, then the securities provide 1:1 exposure to any decline in the Reference Asset.

If the Reference Asset appreciates over the term of the securities, you will realize the Reference Asset appreciation up to the Maximum Cap.  Should the Reference Asset decline, you will lose 1% of your investment for every 1% decline in the Reference Asset if the Reference Return is equal to or less than the Trigger Value.

The offering period for the securities is through , 2011

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities assuming a Maximum Cap of 15.50%.  The actual Maximum Cap will be between 14.00% and 17.00% and will be determined on the Pricing Date.

Information about the Reference Asset
Gold

The Official Closing Price of gold will be determined as the price of one troy ounce of gold, stated in U.S. dollars, as set by the five members of the London Gold Market Fixing Ltd. during the afternoon gold price fixing which starts at 3:00 p.m. London, England time.

The LGM is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives.

The graph above illustrates the month-end 5-yr performance of the Reference Asset through January 31, 2011. Past performance is not necessarily an indication of future results.  For further information on the Reference Asset please see “Description of the Reference Asset ”, on page FWP-12 .  We have derived all disclosure regarding the Reference Asset from publicly available information.  Neither HSBC USA Inc. or any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset.

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HSBC USA Inc. Gold Participation Notes Linked to Gold

All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Gold Participation Notes. The offering of securities will have the terms described in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus.  If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  If the Reference Return is equal to or less than the Trigger Value, you may lose up to 100% of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the Reference Asset.  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per security
Term:	1 year
Reference Asset:	Gold, represented by the price of one troy ounce of gold as further described under “Official Closing Price” below.
Trade Date:	, 2011
Pricing Date:	, 2011
Settlement Date:	, 2011
Final Valuation Date:	, 2012. The Final Valuation Date is subject to adjustment as described in the accompanying product supplement.
Maturity Date:
5 business days after the Final Valuation Date, which is expected to be            , 2012. The Maturity Date is subject to adjustment as described under “Specific Terms of the Notes—Market Disruption Events” in the accompanying product supplement and acceleration as described below under “Supplemental Information Relating to the Terms of the Securities—Commodity Hedging Disruption Events.”

Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:
If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return)
(b) $1,000 + ($1,000 × Maximum Cap).
If the Reference Return is less than or equal to zero but greater than the Trigger Value, you will receive $1,000 per $1,000 Principal Amount of securities (zero return).
If the Reference Return is equal to or less than the Trigger Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:
$1,000 + ($1,000 × Reference Return).
Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Final Price has decreased from the Initial Price if the  Reference Return is equal to or less than the Trigger Value.  For example, if the Reference Return is -10%, you will suffer a 10% loss and receive 90% of the Principal Amount.  If the Reference Return is equal to or less than the Trigger Value, you may lose up to 100% of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price –Initial Price Initial Price
Trigger Value:	-10%
Maximum Cap:	14.00% to 17.00%. The actual Maximum Cap will be determined on the Pricing Date and will not be less than 14.00% or greater than 17.00%.
Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.

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Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:
The Official Closing Price of the Reference Asset on any scheduled trading day will be the price of one troy ounce of gold, stated in U.S. dollars, as set by the five members of the London Gold Market Fixing Ltd. (the “LGM”) during the afternoon gold price fixing which starts at 3:00 p.m. London, England time, on such day and displayed on Reuters page “GOFO” or any successor page, as determined by the calculation agent.

CUSIP/ISIN:	4042K1DM2 /
Form of securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to an offering of securities linked to the Reference Asset identified on the cover page.  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of securities relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Gold Participation Notes. If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement, or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The product supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:

(a)  $1,000 + ($1,000 × Reference Return)

(b)  $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than the Trigger Value, you will receive $1,000 per $1,000 Principal Amount of securities (zero return).

If the Reference Return is equal to or less than the Trigger Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Final Price has decreased from the Initial Price if the Reference Return is equal to or less than the Trigger Value. For example, if the Reference Return is -10%, you will suffer a 10% loss and receive 90% of the Principal Amount.  You should be aware that if the Reference Return is equal to or less than the Trigger Value, you may lose up to 100% of your investment.

Interest

The securities will not pay periodic interest.

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Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:
} You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will increase over the term of the securities, but not by more than the Maximum Cap.
} You are willing to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.
} You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis if the Reference Return is equal to or less than -10%.
} You do not seek current income from your investment.
} You do not seek an investment for which there is an active secondary market.
} You are willing to hold the securities to maturity.
} You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

} You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.
} You are unwilling to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.
} You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis if the Reference Return is equal to or less than -10%.
} You seek an investment that is 100% principal protected.
} You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
} You seek current income from your investment.
} You seek an investment for which there will be an active secondary market.
} You are unable or unwilling to hold the securities to maturity.
} You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the accompanying product supplement.  Investing in the securities is not equivalent to investing directly in the Reference Asset.  You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the product supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and product supplement  including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“— Additional Risks Relating to Notes with a the Reference Asset that is a Commodity or a Contract or Index Relating Thereto” in the prospectus supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Reference Asset from the Pricing Date to the Final Valuation Date if the Reference Return is equal to or less than the Trigger Value.  Accordingly, if the Reference Return is equal to or less than -10%, your Payment at Maturity will be less than the Principal Amount of your securities.  You may lose up to 100% of your investment at maturity if the Reference Return is negative.

The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the price of the Reference Asset beyond the Maximum Cap. The Maximum Cap (to be determined on the Pricing Date) will not be less than 14.00% or greater than 17.00%. You will not receive a return on the securities greater than the Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any contingent principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive periodic interest payments.

The price of the Reference Asset may change unpredictably, affecting the value of your securities in unforeseeable and potentially negative ways.

The price of gold is primarily affected by the global demand for, and supply of, gold. The market for gold bullion is global and the price of gold is subject to volatile price movements over short periods of time and is affected by numerous factors, including macroeconomic factors such as the structure of and confidence in, the global monetary system; expectations of the future rate of inflation; the relative strength of, and confidence in, the U.S. dollar, the currency in which gold prices are generally quoted; interest rates; gold borrowing and lending rates; and global or regional economic, financial, political, regulatory, judicial or other changes or events. The price of gold may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold.  Additionally, the price of gold may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. These factors may affect the price of the Reference Asset and, therefore, the value of your securities in varying, unpredictable and potentially negative ways. For additional information about the Reference Asset, see “Description of the Reference Asset” below.

There are certain risks relating to the Official Closing Price being determined by LGM including the membership of HSBC Bank USA, N.A. in the LGM.

Your securities are linked to the performance of gold.  The Official Closing Price of gold will be determined by reference to the afternoon fixing price reported by the LGM.  The LGM is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives.  The Reference Asset is traded on the LGM by the five members thereof.  Although all members of the LGM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LGM itself is not a regulated entity.  If the LGM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LGM price fixings as a global benchmark for the value of the Reference Asset may be adversely affected. The LGM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures

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markets, and certain features of U.S. futures contracts are not present in the context of LGM trading.  For example, there are no daily price limits on the LGM, which would otherwise restrict fluctuations in the prices at which commodities trade on the LGM.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  The LGM has no obligation to consider your interests in calculating or revising the official afternoon gold fixing.  In addition, HSBC Bank USA, N.A., an affiliate of ours, is a member of the LGM.  HSBC Bank USA, N.A. will have no obligation to consider your interests as a holder of the securities in determining the LGM afternoon gold fixing on any day. For additional information about the Reference Asset, see “Description of the Reference Asset” below.

Commodities are subject to uncertain legal and regulatory regimes, which may result in a hedging disruption event and a loss on your investment.

The commodity that comprises the Reference Asset is subject to legal and regulatory regimes in the United States and, in some cases, in other countries.  Changes in any applicable law, regulation or rule, or interpretation of any such law, regulation or rule, that affects our hedge related to the securities could result in a Commodity Hedging Disruption Event that would allow us to accelerate the Maturity Date of the securities and cause an early repayment.  If we elect to accelerate the Maturity Date because of a Commodity Hedging Disruption Event, we will pay you an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  For additional information, see “Supplemental Information Relating to the Terms of the Securities—Commodity Hedging Disruption Events” below.

The securities are not insured by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

Certain built-in costs are likely to adversely affect the value of the securities prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your securities, the original issue price of the securities includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

No ownership of gold or other gold-related contracts.

As a holder of the securities, you will not receive the return you would receive if you had actually purchased gold or exchange-traded or over-the-counter instruments based on gold.  You will not have any rights that holders of such assets or instruments would have.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

The Price of the Reference Asset and the value of the securities may be affected by currency exchange fluctuations.

The Official Closing Price is determined in U.S. dollars.  As a result, appreciation of the U.S. dollar will increase the relative cost of the Reference Asset for foreign consumers, thereby potentially reducing demand for the Reference Asset.  As a result, the price of the Reference Asset and the value of the securities may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies.  In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile, and this volatility may continue in the future.  However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the securities.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” herein, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price.  We cannot predict the Final Price of the Reference Asset.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not the actual Initial Price of the Reference Asset.  You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the securities.  With respect to the securities, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in securities for a hypothetical range of performance for the Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below.  The “Hypothetical Return on the Security” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount security to $1,000.  The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals.  The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Hypothetical Initial Price:	$1,400 (the actual Initial Price will be determined on the Pricing Date)

}	Hypothetical Maximum Cap:	15.50% (The actual Maximum Cap will be determined on the Pricing Date and will not be less than 14.00% or greater than 17.00%)

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Security
$2,800.00	100.00%	$1,155.00	15.50%
$2,520.00	80.00%	$1,155.00	15.50%
$2,240.00	60.00%	$1,155.00	15.50%
$1,960.00	40.00%	$1,155.00	15.50%
$1,820.00	30.00%	$1,155.00	15.50%
$1,680.00	20.00%	$1,155.00	15.50%
$1,617.00	15.50%	$1,155.00	15.50%
$1,610.00	15.00%	$1,150.00	15.00%
$1,540.00	10.00%	$1,100.00	10.00%
$1,470.00	5.00%	$1,050.00	5.00%
$1,428.00	2.00%	$1,020.00	2.00%
$1,414.00	1.00%	$1,010.00	1.00%
$1,400.00	0.00%	$1,000.00	0.00%
$1,386.00	-1.00%	$1,000.00	0.00%
$1,372.00	-2.00%	$1,000.00	0.00%
$1,330.00	-5.00%	$1,000.00	0.00%
$1,260.00	-10.00%	$900.00	-10.00%
$1,190.00	-15.00%	$850.00	-15.00%
$1,120.00	-20.00%	$800.00	-20.00%
$980.00	-30.00%	$700.00	-30.00%
$840.00	-40.00%	$600.00	-40.00%
$560.00	-60.00%	$400.00	-60.00%
$280.00	-80.00%	$200.00	-80.00%
$0.00	-100.00%	$0.00	-100.00%

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The price of the Reference Asset increases from the Initial Price of $1,400 to a Final Price of $1,470.

Reference Return:	5.00%
Final Settlement Value:	$1,050.00

Because the Reference Return is positive, and such Reference Return is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,050.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × 5.00%)

= $1,050.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return when such Reference Return is positive and is equal to or less than the Maximum Cap.

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Example 2: The price of the Reference Asset increases from the Initial Price of $1,400 to a Final Price of $1,680.

Reference Return:	20.00%
Final Settlement Value:	$1,155.00

Because the Reference Return is positive, and such Reference Return is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,155.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 15.50%)

= $1,155.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and exceeds the Maximum Cap.

Example 3: The price of the Reference Asset decreases from the Initial Price of $1,400 to a Final Price of $1,330.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Example 3 shows that you will receive your principal back at maturity if the Reference Return is less than zero but greater than the Trigger Value.

Example 4: The price of the Reference Asset decreases from the Initial Price of $1,400 to a Final Price of $840.

Reference Return:	-40.00%
Final Settlement Value:	$600.00

Here, the Reference Return is -40.00%.  Because the Reference Return is less than the Trigger Value of -10%, the Final Settlement Value would be $600.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + $1,000 × (Reference Return )

= $1,000 + $1,000 × (-40.00%)

= $600.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the price of the Reference Asset if the Reference Return is equal to or less than the Trigger Value.  YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

FWP-11

DESCRIPTION OF THE REFERENCE ASSET

The Official Closing Price of gold will be determined as the price of one troy ounce of gold, stated in U.S. dollars, as set by the five members of the London Gold Market Fixing Ltd. (the “LGM”) during the afternoon gold price fixing which starts at 3:00 p.m. London, England time, and displayed on Reuters page “GOFO”, as determined by the calculation agent.

The LGM is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives.

Twice daily during London trading hours there is a “fixing” which provides reference gold prices for that day’s trading.  Formal participation in the London fixing is traditionally limited to the five members of the LGM.  These members meet each London business day via telephone at 10:30 A.M., to determine the London A.M. fixing price and at 3:00 p.m., to determine the London P.M. fixing price.  The five members of the LGM are currently The Bank of Nova Scotia—ScotiaMocatta, HSBC Bank USA, N.A., Deutsche Bank AG London, Société Générale Corporate & Investment Banking and Barclays Capital.  The fixing chairmanship rotates annually amongst these members. During each session, clients place orders with the dealing rooms of fixing members, who net all orders before communicating the net interest to their representative at the fixing.  The gold price is then adjusted up and down until sell and buy orders are matched, at which point the price is declared “fixed” and all orders are executed on the basis of that price.  Customers may be kept advised of price changes, together with the level of interest, while the fixing is in progress and may cancel, increase or decrease their interest dependent upon this information.

In addition to the LGM, over-the counter trading in gold occurs globally, on a twenty-four hour basis on the basis of the gold spot price.  LGM fixing prices are influenced by trades settled using the gold spot price in over-the-counter trades conducted in markets other than the LGM, and the LGM fixing prices influence the quotes based on the gold spot price.  Gold spot prices are quoted by various dealers and media sources.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the historical London P.M. fixing prices from January 31, 2006 through January 31, 2011.  The London P.M. fixing price for the Reference Asset on January 31, 2011 was $1,327.00. We obtained the London P.M. fixing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical Official Closing Prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Final Price. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of Gold
(London Fixing Price)

FWP-12

SUPPLEMENTAL INFORMATION RELATING TO THE TERMS OF THE SECURITIES

Market Disruption Events

If any day on which the Official Closing Price of the Reference Asset is to be determined (a “valuation date”) is not a scheduled trading day with respect to the Reference Asset, then the valuation date will be the next day that is a scheduled trading day.  If a market disruption event (as defined below) exists on a valuation date, then the Official Closing Price for such valuation date will be determined by the Calculation Agent in good faith and in its sole discretion.  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by an equal number of business days following the postponed Final Valuation Date and no interest will be paid in respect of such postponement.

“Market disruption event” means any day on which a condition specified in (a)—(d) below exists and which the calculation agent determines is material:

(a)	the LGM fails to determine or publish its London P.M. fixing price;

(b)
any suspension of or limitation imposed on trading, whether by reason of movements in price exceeding limits or otherwise, (A) relating to the Reference Asset on the LGM or (B) in futures or options contracts relating to the Reference Asset on any exchange or trading market for such contracts;

(c)
any event that disrupts or impairs (as determined by the calculation agent) the ability of market participants (A) to effect transactions in, or obtain market values for, the Reference Asset or (B) to effect transactions in, or obtain market values for, any futures or options contracts relating to the Reference Asset, on any exchange or trading market for such contracts; or

(d)
any other event as determined by the calculation agent that materially interferes with the ability of the issuer or any of its affiliates to unwind all or a portion of a hedge with respect to the securities that the issuer or its affiliates have effected or may effect as described under “Selected Risk Considerations — Potential Conflicts” above.

“Scheduled trading day” means any day on which the LGM is scheduled to determine and publish its London P.M. fixing price.

Commodity Hedging Disruption Events

If  a  Commodity  Hedging  Disruption  Event occurs, we shall  have  the right to accelerate the Maturity Date of the securities and cause an early repayment by written notice to the trustee  at  its New York office no later than one business day immediately following  the  day  on  which  such  Commodity  Hedging  Disruption  Event occurred.  The Calculation Agent shall determine on the date of such notice the amount due on such early acceleration  in  good  faith  in  a  commercially reasonable manner.  We will pay such amount  on the fifth business  day  following  the  day  on which the Calculation Agent delivers notice  of  such acceleration  to the trustee. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office,  on  which notice the trustee may conclusively rely, and to DTC, of the  cash  amount  due  with  respect  to  the securities no later than two business days prior to the date on which such payment is due.

A “Commodity Hedging Disruption Event” means that due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit).

Discontinuance or Modification of the Reference Asset; Alteration of Method of Calculation

If (i) the LGM discontinues trading in the Reference Asset or (ii) there is a material modification in the content, composition or constitution of the Reference Asset, and if the calculation agent determines that the LGM or any other market trades a successor or substitute commodity or contract that is substantially similar to the Reference Asset, then in each case that commodity or contract (the “successor asset”) will replace the Reference Asset.

If the calculation agent determines that no successor asset exists, the calculation agent will determine the relevant Official Closing Prices on any scheduled trading day and the Final Price (as applicable).  If a successor asset is selected by the calculation agent, that successor asset will be used as a substitute for the original Reference Asset for all purposes, including for purposes of determining the relevant Official Closing Prices on any scheduled trading day, the Final Price and whether a market disruption event exists.  In this circumstance, the calculation agent may choose to determine the Official Closing Prices and the Final Price by reference to a single price source or multiple price sources.  This choice may be affected by a number of factors, including whether the market(s) for the successor asset trade continuously, centrally fix prices and/or announce closing prices.

If the calculation agent determines that the method of calculating the price of the Reference Asset used by the LGM has been modified in any material respect, then the calculation agent will (i) make such adjustments to the relevant Official Closing Prices on any scheduled trading day, the Final Price and any other terms of the securities as it considers necessary to account for the economic effect of such modification and (ii) determine the Payment at Maturity with reference to the terms of the securities as adjusted.

In each of the foregoing events, the relevant Official Closing Prices on any scheduled trading day and the Final Price may be different than it would have been if the original Reference Asset had not been discontinued or modified.  Thus, discontinuation or modification of the Reference Asset may adversely affect the value of the securities.

FWP-13

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC for distribution to other registered broker  dealers or will offer the securities directly to investors.  HSBC Securities (USA) Inc. proposes to offer the securities at the offering price set forth on the cover page of this term sheet  and will receive underwriting discounts and commissions of up to 1.00%, or $10.00, per $1,000 Principal Amount of securities.

An affiliate of HSBC has paid or may pay in the future an amount to broker dealers in connection with the costs of the continuing implementation of systems to support these securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See Supplemental Plan of Distribution on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

We expect that delivery of the securities will be made against payment for the securities on or about the Settlement Date set forth in this free writing prospectus, which is expected to be the fifth business day following the Trade Date of the securities. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the Trade Date or the business day thereafter will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special  U.S. tax counsel, Sidley Austin llp, it is reasonable to treat a security as a pre-paid forward or other executory contract with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.  Additionally, it is possible that the Internal Revenue Service could assert that the securities should be treated as giving rise to “collectibles” gain or loss if you have held the securities for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the securities is not a sale or exchange of a collectible but is rather a sale or exchange of a pre-paid forward or other executory contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%. You should consult your tax advisor regarding your particular circumstances.  For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-14

TABLE OF CONTENTS
You should only rely on the information contained in this free writing prospectus, any accompanying product supplement, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying product supplement, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, product supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Gold Participation Notes

February 2, 2011

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-10
Description of the Reference Asset	FWP-12
Supplemental Information Relating to the Terms of the Securities	FWP-13
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-14
Certain U.S. Federal Income Tax Considerations	FWP-14
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59